                                                                     EXHIBIT 3.1


                                   RESTATED
                                   --------

                           ARTICLES OF INCORPORATION
                           -------------------------

                                       OF
                                       --

                      ADVANCE STORES COMPANY, INCORPORATED
                      ------------------------------------

     1.  Name.  The name of the Corporation is ADVANCE STORES COMPANY,
         ----
  INCORPORATED.

     2.  Powers.  The Corporation shall have, in addition to those powers that
         -------
corporations have and may exercise under the laws of the Commonwealth of Virginia, including the provisions of the Virginia Stock Corporation Act, the power to act as an agent in soliciting, negotiating, procuring or effecting contracts of insurance on behalf of an insurer or receiving or sharing, directly or indirectly, any commission or other valuable consideration arising therefrom.

     3.  Authorized Shares.  The aggregate number of shares of capital stock of
         -----------------
the Corporation shall be 5,000 shares of Class A Common Stock, par value $100.00 per share. The Board of Directors shall have the authority, by an adoption of an amendment to these Articles, to fix, in whole or in part, the preferences, limitations and relative rights of one or more series within a class before the issuance of any shares of that series.

     The holders of a majority of all votes entitled to vote at a meeting of shareholders at which a quorum exists on (i) a plan of merger, (ii) a plan of statutory share exchange, (iii) a sale or other disposition of all or substantially all the Corporation's assets otherwise than in the usual and regular course of business, (iv) a dissolution or (v) an amendment of these Articles shall be sufficient for approval of such transactions. Shareholders of the Corporation shall not have under these Articles any preemptive right to acquire proportional amounts of the Corporation's unissued shares upon the decision of the board of directors to issue any such shares. Special meetings of the shareholders may be called if the holders of at least a majority of all votes entitled to be cast on any issue proposed to be considered at a special meeting sign, date, and deliver to the Corporation's secretary one or more written demands for the meeting describing the purposes for which it is to be held.

     The terms and relative rights of the Common Stock are as follows:

     (A)  Voting Rights.  The holders of each share of Class A Common Stock
          -------------
shall be entitled to one vote per share on all matters to be voted on by shareholders that are submitted to a vote of shareholders.

     (B)  Dividend Rights.  Subject to the rights of holders of all classes of
          ---------------
stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     (C)  Liquidation Rights.  Upon any voluntary or involuntary liquidation,
          ------------------
dissolution or winding up of the Corporation, the shareholders shall be entitled to share all assets remaining after payment of all debts and other liabilities of the Corporation.

     4.  Affiliated Transactions and Control Share Acquisitions.  The
         ------------------------------------------------------
Corporation shall not be governed by the provisions of Article 14 and Article
14.1 of the Virginia Stock Corporation Act.

     5.  Indemnification.
         ---------------

         (A)  In this Article:

         "applicant" means the person seeking indemnification pursuant to this Article.

         "expenses" includes counsel fees.

         "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or expenses incurred with respect to a proceeding.

         "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

     (B) In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except that this Article shall not exclude liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

     (C) The Corporation may indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

     (D) No amendment or repeal of this Article shall have any effect on the rights provided under this Article (including rights under any agreement entered into in accordance with this Article) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article (including rights under any agreement entered into in accordance with this Article) and shall promptly pay or reimburse all expenses, including attorneys' fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

     (E) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of
                              ---- ----------
itself create a presumption that the applicant did not meet the standard of conduct described in section (B) or (C) of this Article.

     (F) Any indemnification under section (C) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is permissible in the circumstances.

     Unless otherwise provided by resolution of the Board of Directors or pursuant to any agreement entered into in accordance with this Article and applicable laws of the Commonwealth of Virginia, the determination shall be made:

     (i) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

     (ii) If a quorum cannot be obtained under subsection (i) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

     (iii)  By special legal counsel:

            (a) Selected by the Board of Directors or its committee in the manner prescribed in subsection (i) or (ii) of this section; or

            (b) If a quorum of the Board of Directors cannot be obtained under subsection (i) of this section and a committee cannot be designated under subsection (ii) of this section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

     (iv) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(iii) of this section (F) to select counsel.

     (G) (i) The Corporation may pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section
(F) if the applicant furnishes the Corporation:

          (a) a written statement of his good faith belief that he has met the standard of conduct described in section (C); and

          (b) a written undertaking, executed personally or on his behalf, which may be included within an indemnification agreement, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

    (ii) The undertaking required by paragraph (b) of subsection (i) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

    (iii) Authorizations of payments under this section shall be made by the persons specified in section (F).

    (H) The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section (B) or
(C) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee, consultant, representative or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee, consultant, representative or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification may be granted in section (C). The provisions of sections (D) through (G) of this Article shall be applicable to any indemnification provided hereafter pursuant to this section (H).

    (I) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, consultant, representative or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, consultant, representative or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

    (J) Every reference herein to directors, officers, employees, consultants, representatives or agents shall include former directors, officers, employees, consultants, representatives and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity to the fullest extent permitted by applicable law, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means and agreements to reimburse expenses incurred in connection with any proceeding) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other
--------  -------
arrangements shall not be effective if and to the extent that it is determined to be prohibited by this Article or applicable laws of the Commonwealth of Virginia.

    (K) Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.


DATED:  May 29, 1998      /s/ J. O'Neil Leftwich
                          -----------------------------------
                          J. O'Neil Leftwich
                          Senior Vice President and Chief Financial
                          Officer, Secretary and Treasurer